FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
October 20, 2017

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation) 400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	72-1440714 (I.R.S. Employer Identification No.) 70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 8.01 Other Events.

As previously disclosed, PetroQuest Energy, Inc. (the “Company”) has not paid quarterly dividends with respect to the Company’s 6.875% Series B Cumulative Convertible Perpetual Preferred Stock (the “Preferred Stock”) beginning with the dividend payment due on April 15, 2016 due to restrictions contained in the Company’s credit facilities. As a result, the holders of the Preferred Stock, voting as a single class, have the right to elect two additional directors to the Company’s Board of Directors (the “Board”) until all accumulated and unpaid dividends on the Preferred Stock have been paid in full. As also previously disclosed, on August 23, 2017, the Board received written notice from two affiliated holders of the Preferred Stock (the “Requesting Holders”) exercising this right by requesting that the Board call a special meeting of the holders of the Preferred Stock for the purpose of electing the additional directors, as set forth in Section 4(ii) of the Certificate of Designations establishing the Preferred Stock, dated September 24, 2007 (the “Certificate of Designations”) and, in response to such notice, the Company disclosed its intention to comply with Section 4(ii) of the Certificate of Designations by providing notice of such meeting within 60 days after such written request.

On October 20, 2017, as a result of discussions between the Company’s management and certain holders of the Preferred Stock, the Requesting Holders withdrew their request that the Board call the special meeting of the holders of the Preferred Stock. Therefore, the Board determined not to call a special meeting of the holders of the Preferred Stock at this time. The Company is committed to working with holders of the Preferred Stock as they identify and evaluate potential candidates to add to the existing Board in 2018

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 20, 2017
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer